EXHIBIT 99.1

Atreca Reports Third Quarter 2021 Financial Results and Recent Corporate Developments

SAN CARLOS, Calif., Nov. 02, 2021 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, today announced financial results for the third quarter ended September 30, 2021, and provided an overview of recent developments.

"In the third quarter, we continued to advance our lead program, ATRC-101, following the release of initial summary data from the dose escalation portion of the Phase 1b trial, which supports the further evaluation of ATRC-101 in multiple solid tumor types,” said John Orwin, Chief Executive Officer. “We plan to share additional monotherapy data and initial combination data with pembrolizumab in 2022, and are in a strong position to advance our pipeline with cash runway through mid-2023.”

“Our earlier-stage programs are progressing well, highlighted by our recently announced licensing agreement with the Bill & Melinda Gates Medical Research Institute for the development and commercialization of MAM01/ATRC-501, a novel monoclonal antibody entering preclinical development for the prevention of malaria,” said Tito Serafini, Ph.D., Chief Strategy Officer. “We look forward to sharing more information on our EphA2 program and other pipeline assets at an R&D day early next year.”

Recent Developments and Highlights

  Atreca announced a licensing agreement with the Bill & Melinda Gates Medical Research Institute (“Gates MRI”) for development and commercialization of MAM01/ATRC-501, a monoclonal antibody for malaria prophylaxis. Under the agreement, Gates MRI will lead the development of MAM01/ATRC-501 and receive commercial rights in GAVI-eligible countries located in malaria-endemic regions of the world, while Atreca will retain commercial rights in the U.S., Europe and parts of Asia. Potential product development opportunities for Atreca include developing MAM01/ATRC-501 for prevention of malaria for those traveling to regions where the infection may be circulating.
  Enrollment in the monotherapy portion of the Phase 1b trial of ATRC-101 is ongoing at 30 mg/kg and Atreca plans to report additional monotherapy data in mid-2022.
  Enrollment has commenced in a Phase 1b combination cohort evaluating ATRC-101 with pembrolizumab. Another combination cohort with pegylated liposomal doxorubicin (“PLD”) is expected to begin enrolling patients following completion of ongoing monotherapy cohorts, including those following a Q2W dosing schedule which better aligns with the standard PLD regimen. Atreca plans to report additional monotherapy data in mid-2022 and pembrolizumab combination data in 3Q22.

Third Quarter 2021 Financial Results

  As of September 30, 2021, cash and cash equivalents and short-term investments totaled $152.9 million.

  Research and development expenses for the three months ended September 30, 2021 were $18.7 million, including non-cash share-based compensation expense of $1.9 million.

  General and administrative expenses for the three months ended September 30, 2021 were $8.8 million, including non-cash share-based compensation expense of $1.9 million.

  Atreca reported a net loss of $27.4 million, or basic and diluted net loss per share attributable to common stockholders of $0.74, for the three months ended September 30, 2021.

About Atreca, Inc.

Atreca is a biopharmaceutical company developing novel antibody-based immunotherapeutics generated by its differentiated discovery platform. Atreca's platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumors. These antibodies provide the basis for first-in-class therapeutic candidates, such as our lead product candidate ATRC-101. A Phase 1b study evaluating ATRC-101 in multiple solid tumor cancers is currently enrolling patients. For more information on Atreca, please visit www.atreca.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and typically are identified by use of terms such as “will,” “expect,” “potential,” “plan,” “continue,” and similar words, although some forward-looking statements are expressed differently. These statements include those related to our strategy and future plans, including statements regarding the development of ATRC-101 and our preclinical, clinical and regulatory plans and the timing thereof, the availability and timing of ATRC-101 monotherapy and initial combination data with pembrolizumab and enrollment in, and timing of, a combination cohort with pegylated liposomal doxorubicin, our cash runway and the timing thereof, the development of MAM01/ATRC-501, its potential for prevention of malaria, our potential product development opportunities to develop MAM01/ATRC-501 for prevention of malaria for those traveling to regions where the infection may be circulating, and the status of our earlier-stage programs and our plan to share information regarding our EphA2 program and other pipeline assets and the timing thereof. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, clinical trials, regulatory submissions, and other matters that are described in our filings with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Atreca, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30,	December 31,
	2021	2020
	(unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$113,189	$60,789
Investments	39,697	179,296
Prepaid expenses and other current assets	9,180	9,037
Total current assets	162,066	249,122
Property and equipment, net	44,291	19,831
Long-term investments	10,824	-
Deposits and other	3,080	3,111
Total assets	$220,261	$272,064

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$5,238	$5,216
Accrued expenses	9,286	10,302
Other current liabilities	1,631	1,900
Total current liabilities	16,155	17,418
Capital lease obligations, net of current portion	-	4
Deferred rent	28,677	12,585
Total liabilities	44,832	30,007

Stockholders’ equity
Common stock	4	4
Additional paid-in capital	505,680	492,436
Accumulated other comprehensive income (loss)	(6)	58
Accumulated deficit	(330,249)	(250,441)
Total stockholders’ equity	175,429	242,057
Total liabilities and stockholders’ equity	$220,261	$272,064

Atreca, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

($ amounts in 000's, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Expenses
Research and development	$18,721	$16,808	$56,145	$45,198
General and administrative	8,796	6,614	24,648	20,195
Total expenses	27,517	23,422	80,793	65,393
Interest and other income (expense)
Other income	158	353	851	987
Interest income	36	142	183	1,082
Interest expense	(1)	(1)	(3)	(3)
Loss on disposal of property and equipment	(34)	-	(45)	-
Loss before Income tax expense	(27,358)	(22,928)	(79,807)	(63,327)
Income tax expense	-	(1)	(1)	(1)
Net loss	$(27,358)	$(22,929)	$(79,808)	$(63,328)
Net loss per share, basic and diluted	$(0.74)	$(0.66)	$(2.16)	$(2.09)
Weighted-average shares used in computing
net loss per share, basic and diluted	36,918,255	34,723,888	36,884,665	30,313,047

Contacts

Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com

Investors:
Alex Gray, 650-779-9251
agray@atreca.com

Media:
Rachel Ford Hutman, 301-801-5540
Rachel@fordhutmanmedia.com

Source: Atreca, Inc.